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                                                                   EXHIBIT 10.24



                              August 1, 1997

Mr. Jeffrey Johnson
3241 Somerset
Ft. Lauderdale, FL 33332

Dear Jeff:

   I am pleased to confirm our offer of Vice President Sourcing at an annual salary of $165,000, paid bi-weekly.

   You will participate in General Signal's Incentive Compensation Plan with a target award of 35% of base salary and a cap of 200% of target. Your award payable in the first quarter of 1998 will be pro-rated based on the total number of months worked in 1997. Subsequent awards will depend on performance and the judgment of the Personnel and Compensation Committee.

   You will be granted a one-time payment of $30,000 shortly after you begin employment.

   Subject to Board approval, you will be eligible to receive an annual non-qualified option grant which currently would be in the area of 12,000 shares for your position.

   Also subject to Board approval, you will be granted 1,000 shares of restricted stock at the December Board meeting. This stock will vest at the rate of 50% at the end of three years and 100% at the end of five years. However, you will be entitled to receive dividends on the stock during the restriction period.

   You are eligible for the following relocation benefits if you relocate to the Stamford area within 12 months:

        .  Two househunting trips with your family
        .  Packing, shipping and unloading of your household goods
        .  Up to sixty days temporary housing
        .  Closing costs associated with the purchase of your new home
        . Prudential Relocation Smart Start/Market Value Driven Services to facilitate the sale of your current home
        . We will pay for two appraisals of your Ft. Lauderdale home to establish market price with a 120 day marketing parameter. We will reimburse you for any potential amount between the selling price of your home and lessor of the appraised market price or $308,000.
        . You will receive an additional payment of $30,000 in your first month of employment to help defray the cost of purchasing a home in Connecticut.


You will be eligible for four weeks vacation and a company car. Financial Planning assistance reimbursement will be made up to $8,000 in your first year of employment and up to $6,000 in subsequent years.
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   You will be a participant in the GS Salaried Pension Plan; any benefits exceeding the government imposed limits will be paid from the GS Benefits Equalization Program on a non-qualified basis. You will be vested in this benefit when you complete five years of service.

   You will be eligible to participate in the Officers and Presidents Deferred Compensation Program that supplements the General Signal 401(K) with investment opportunities that partially restore benefits lost due to restrictions imposed on qualified plans by governmental regulations.

   You will be reimbursed for 80% of a health club membership up to $1,000 per year; 80% of health club initiation fees up to $1,000; and 100% of a personal trainer's fees for up to three months.

   In support of a Drug Free Workplace, this offer is contingent on the successful completion of a substance abuse screen. Please call Carolyn Jordan at 203-329-4204 to schedule this test.

   General Signal does not offer, nor ask for, employment commitments for a set period of time. This offer of employment is not considered a contract. Assuming that the foregoing is acceptable to you, please sign and return the attached copy of this letter by August 9, 1997.

   We look forward to your joining General Signal. If you have any questions regarding this offer, please do not hesitate to call.


                                        Sincerely,

ALW:cj                                  /s/ Anita Wheeler

cc:  E. R. Verebelyi



Accepted by: /s/ Jeffrey Johnson   Date: August 3, 1997
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